Exhibit 99.1

CONTACT:

Rose Hoover

Executive Vice President &

Chief Administrative Officer

(412) 456-4418

rhoover@ampcopgh.com

FOR IMMEDIATE RELEASE

AMPCO-PITTSBURGH ANNOUNCES ELECTION OF JOHN S. STANIK

AS CHIEF EXECUTIVE OFFICER EFFECTIVE JANUARY 1, 2015

Pittsburgh, PA, December 16, 2014 – Ampco-Pittsburgh Corporation (NYSE: AP) today announced that the Company’s Board of Directors has elected John S. Stanik, age 61, as Chief Executive Officer and also as a Director, effective January 1, 2015. Mr. Stanik will succeed Robert A. Paul as the Company’s Chief Executive Officer upon Mr. Paul’s retirement effective December 31, 2014. Mr. Paul will remain on the Company’s Board of Directors and serve as its non-executive Chairman of the Board.

Mr. Paul said, “John Stanik has had a very distinguished career, and his combination of deep executive and operating experience makes him well suited to provide the leadership needed to continue to guide Ampco-Pittsburgh in its focused efforts to create meaningful long-term value for our shareholders. I am very pleased that I will be working with John in my continuing role as Chairman, while having more time to spend with my family and pursue my many other interests.”

Mr. Stanik worked at Calgon Carbon Corporation, an international company specializing in purification products, technologies and services, from 1991 through 2012 when he retired for personal reasons. He served as President and CEO of Calgon from 2003 to 2012 and became its Chairman of the Board in 2007. Prior to joining Calgon, Mr. Stanik worked in various capacities with increasing responsibility for Davy Corporation, an engineering and construction company specializing in the metals (steel and aluminium) markets, ultimately serving as Davy’s General Manager of Operations.

Mr. Stanik commented, “I am honored to lead Ampco-Pittsburgh and greatly appreciative of the confidence that its Board of Directors has shown in me. I am committed to establishing strong relationships with Ampco-Pittsburgh’s shareholders, business partners and dedicated employees.”

The Board of Directors expressed its appreciation of Mr. Paul’s loyal service and contributions to the Corporation as an officer for fifty years, most recently as Chief Executive Officer since 1994, and for Mr. Paul’s continuing commitment to serve on the Board of Directors as the Company’s Chairman.

The matters discussed herein may contain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from expectations. Some of these risks are set forth in the Corporation’s Annual Report on Form 10-K as well as the Corporation’s other reports filed with the Securities and Exchange Commission.